Exhibit 99.1

For Immediate Release Contact: David S. Silverman (802) 888-6600

Union Bankshares Announces Earnings for the three months and six months ended June 30, 2022 and Declares Quarterly Dividend

Morrisville, VT July 20, 2022 - Union Bankshares, Inc. (NASDAQ - UNB) today announced results for the three and six months ended June 30, 2022 and declared a regular quarterly cash dividend. Consolidated net income for the three months ended June 30, 2022 was $2.9 million, or $0.65 per share, compared to $3.0 million, or $0.67 cents per share, for the same period in 2021, and $5.4 million, or $1.20 per share, for the six months ended June 30, 2022, compared to $5.9 million, or $1.31 per share for the same period in 2021.

Second Quarter Highlights

Consolidated net income decreased $60 thousand, or 2.0%, to $2.9 million for the second quarter of 2022 compared to the second quarter of 2021 due to a decrease in noninterest income of $974 thousand and an increase of $7 thousand in income tax expense, partially offset by an increase in net interest income of $752 thousand, a reduction of $75 thousand in the provision for loan losses and a decrease in noninterest expenses of $94 thousand. The decrease in noninterest income was primarily related to a decrease in the gain on sale of residential loans of $865 thousand for the comparison period due to lower sales volume and lower premiums related to the increase in interest rates.

Net interest income improved to $9.7 million for the three months ended June 30, 2022 compared to $8.9 million for the three months ended June 30, 2021, an increase of $752 thousand, or 8.4%. The larger earning asset base coupled with stable deposit costs have improved net interest income.

No provision for loan losses was recorded for the three and six months ended June 30, 2022 compared to $75 thousand and $225 thousand for the three and six months ended June 30, 2021, respectively. The allowance for loan losses as of June 30, 2022 is determined to be sufficient based on the current size and mix of the loan portfolio and positive asset quality metrics .

Noninterest expenses were $8.3 million for the three months ended June 30, 2022 compared to $8.4 million for the same period in 2021, a decrease of $94 thousand, or 1.1%.

Year-to-Date Highlights

Consolidated net income was $5.4 million, or $1.20 per share, compared to $5.9 million, or $1.31 per share, for the six months ended June 30, 2022 and 2021, respectively. The decrease in earnings was due a decrease of $1.5 million in noninterest income, a $567 thousand increase in noninterest expenses, partially offset by an increase in net interest income of $1.3 million and decreases of $225 thousand in the provision for loan losses and $112 thousand in income tax expense.

Interest income increased $732 thousand, or 3.8%, to $20.1 million for the six months ended June 30, 2022 compared to $19.4 million for the six months ended June 30, 2021. Interest expense was $1.5 million for the six months ended June 30, 2022 compared to $2.1 million for the six months ended June 30, 2021.

Noninterest income was $4.2 million for the six months ended June 30, 2022 compared to $5.8 million for the six months ended June 30, 2021, a decrease of $1.5 million, or 26.7%, caused primarily due to the reduction in net gains on sales of residential loans. Sales of qualifying residential loans to the secondary market for the first six months of 2022 were $34.4 million resulting in net gains of $300 thousand, compared to sales of $85.2 million and net gains on sales of $2.0 million for the first six months of 2021. The rapid increase in the 10-year treasury yield negatively impacted the premium obtained on sales of qualifying loans during the first six months of 2022 compared to the same period in 2021. This resulted in lower sales volume and more residential loans retained on the balance sheet. Noninterest expenses increased $567 thousand, or 3.6%, during the comparison periods due to increases of $294 thousand in salaries and wages, $228 thousand in employee benefits, $180 thousand in equipment expenses, partially offset by decreases of $15 thousand in occupancy expenses and $120 thousand in other expenses. Income tax expense decreased $112 thousand.

Total assets were $1.2 billion as of June 30, 2022 compared to $1.1 billion as of June 30, 2021, an increase of $125.8 million, or 11.8%. Asset growth continued to be fueled by increases in customer deposits that were reinvested into our communities through loans to individuals, businesses, and municipalities as well as investment securities.

Investment securities, including interest bearing deposits in other banks reached $276.8 million at June 30, 2022 compared to $172.2 million at June 30, 2021. The $104.5 million increase for the comparison period was the result of investing low yielding excess liquidity funds into higher yielding investments, primarily mortgage backed securities classified as available-for-sale. As seen last quarter, the rapid increase in interest rates, specifically the 10-year treasury rate, has resulted in net unrealized losses of $35.9 million as of June 30, 2022. Based on management's assessment, the losses are not representative of a deterioration in credit quality but are the result of rising interest rates.

Total loans outstanding as of June 30, 2022 were $823.0 million compared to $783.0 million as of June 30, 2021, an increase of $39.9 million, or 5.1%, net of PPP loan forgiveness of $54.0 million. As of June 30, 2022 outstanding PPP loan balances were $3.3 million compared to $57.3 million a year ago. Loan demand remained strong for the first six months of 2022 despite low housing inventory and rising interest rates.

As mentioned above, funding of asset growth continues to be primarily from customer deposits which increased to $1.1 billion as of June 30, 2022 compared to $967.7 million as of June 30, 2021, an increase of $135.4 million, or 14.0%. The increase in customer deposits has allowed for a reduction in wholesale funding of $7.2 million since June 30, 2021.

The Company had total equity capital of $59.9 million and a book value per share of $13.34 as of June 30, 2022 compared to $82.4 million and $18.37 per share as of June 30, 2021. The decrease in total capital was primarily attributable to the reduction in accumulated comprehensive loss of $29.4 million as it relates to unrealized losses in the investment portfolio discussed above. The unrealized losses in other comprehensive income during the quarter do not impact regulatory capital ratios.

The Board of Directors declared a cash dividend of $0.35 per share for the quarter payable August 4, 2022 to shareholders of record as of July 30, 2022.

About Union Bankshares, Inc.
Union Bankshares, Inc., headquartered in Morrisville, Vermont, is the bank holding company parent of Union Bank, which provides commercial, retail, and municipal banking services, as well as, wealth management services throughout northern Vermont and New Hampshire. Union Bank operates 18 banking offices, three loan centers, and multiple ATMs throughout its geographical footprint.
Since 1891, Union Bank has helped people achieve their dreams of owning a home, saving for retirement, starting or expanding a business and assisting municipalities to improve their communities. Union Bank has earned an exceptional reputation for residential lending programs and has been recognized by the US Department of Agriculture, Rural Development for the positive impact made in lives of low to moderate home buyers. Union Bank is consistently one of the top Vermont Housing Finance Agency mortgage originators and has also been designated as an SBA Preferred lender for its participation in small business lending. Union Bank's employees contribute to the communities where they work and reside, serving on non-profit boards, raising funds for worthwhile causes, and giving countless hours in serving our fellow residents. All of these efforts have resulted in Union receiving and "Outstanding" rating for its compliance with the Community Reinvestment Act ("CRA") in its most recent examination. Union Bank is proud to be one of the few independent community banks serving Vermont and New Hampshire and we maintain a strong commitment to our core traditional values of keeping deposits safe, giving customers convenient financial choices and making loans to help people in our local communities buy homes, grow businesses, and create jobs. These values--combined with financial expertise, quality products and the latest technology--make Union Bank the premier choice for your banking services, both personal and business. Member FDIC. Equal Housing Lender.

Forward-Looking Statements
Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. When we use any of the words “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets' acceptance of and demand for the Company's products and services; technological changes, including the impact of the internet on the Company's business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company's reports filed with the Securities and Exchange Commission at www.sec.gov or on our investor page at www.ublocal.com.